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                                                                      EXHIBIT 11

                    HALLMARK ENTERTAINMENT DISTRIBUTION, LLC


                               September 28, 2001

Charles L. Stanford
Crown Media Holdings, Inc.
6430 S. Fiddlers Green Circle
Suite 500
Englewood, CO 80111

         Re:      Registration Rights Agreement dated as of September 28, 2001

Dear Charlie:

         This will confirm that Hallmark Entertainment Distribution, LLC has transferred to Hallmark Entertainment, Inc. the Class A Stock of Crown Media Holdings, Inc. acquired pursuant to that Purchase and Sale Agreement dated as of April 10, 2001 by and between Crown Media Holdings, Inc. and Hallmark Entertainment Distribution, LLC. In connection with this transfer of Stock, Hallmark Entertainment Distribution, LLC has also assigned to Hallmark Entertainment, Inc. all of its rights and obligations under the Registration Rights Agreement dated as of September 28, 2001.

         Please acknowledge this assignment below and return a copy to my attention.

                                       Sincerely,
                                       HALLMARK ENTERTAINMENT DISTRIBUTION, LLC

                                       /s/ Deanne R. Stedem
                                       Deanne R. Stedem
                                       Vice President


Acknowledged and Accepted

CROWN MEDIA HOLDINGS, INC.

By:      /s/ Charles Stanford
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Title:   Exec. VP
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